Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

CFO Commentary on Third-Quarter 2012 Results

Summary
Third quarter revenue came in at $13.5B, flat from the second quarter and slightly better than our revised expectations. Relative to the normal seasonal growth we see in the third quarter our business was negatively impacted by macroeconomic weakness leading to softness in both the consumer and enterprise market segments. In addition, we saw a reduction in inventories in the PC supply chain versus the normal increase in the third quarter. Gross margin of 63.3% was flat from the second quarter with lower unit costs being offset by factory EOL charges and slightly lower average selling prices. Operating income of $3.8B was 29% of revenue and flat sequentially. Net Income of $3.0B and earnings per share of $0.58 were up 5% and 7% respectively from the second quarter.

On a GAAP basis, the third quarter 2012 results when compared to the third quarter from a year ago were the following:
•           Revenue of $13.5B was down 5%, from $14.2B
•           Gross margin of 63.3% was flat
•           Operating income of $3.8B was down 20% from $4.8B
•           Net income of $3.0B was down 14% from $3.5B
•           Earnings per share of $0.58 was down 11% from $0.65

As a result of the acquisitions of McAfee, Inc. and the Infineon wireless division in the first quarter of 2011, we continue to provide Non-GAAP financial information in addition to GAAP to provide additional visibility into operational results of the company. The information below excludes the impact of amortization of acquisition-related intangibles, and the related income tax effect, from both third quarter 2012 and third quarter 2011 results.

Non-GAAP* Financial Comparison
•           Gross margin of 64.3% was flat
•           Operating income of $4.1B was down 19% from $5.0B
•           Net income of $3.1B was down 14% from $3.6B
•           Earnings per share of $0.60 was down 12% from $0.68

Except as otherwise noted, the remainder of this document presents results and comparables on a GAAP basis.

*See the explanation of non-GAAP measures and the reconciliation to the most directly comparable GAAP financial measure on pages 7-8
**PC Client Group and Data Center Group microprocessors and chipsets

Third Quarter 2012

Revenue
Revenue of $13.5B was flat sequentially and down 5% from a year ago. When compared to the second quarter of 2012, PC and Data Center Group volume was up 1% with PC and Data Center platform** average selling prices down 2%. We saw a reduction of microprocessor inventory levels across the worldwide PC supply chain when compared to the second quarter as customers remain cautious given macroeconomic uncertainty and ahead of the Windows 8 operating system release.

Intel Architecture Group third quarter revenue of $12.5B was down 1% sequentially and down 6% year over year:
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The PC Client Group had revenue of $8.6B, down 1% from the second quarter. Year over year, PC Client Group revenue was down 8%. PC Client platform volume was up 1% sequentially and down 4% from a year ago. PC Client platform average selling prices were down 1% sequentially and down 4% from a year ago.

•
The Data Center Group had revenue of $2.7B, down 5% from the second quarter.  Year over year, Data Center Group revenue was up 6%. Data Center platform volume was up 1% sequentially and 4% from a year ago. Data Center platform average selling prices were down 7% sequentially and up 1% from a year ago.

•
The other Intel architecture group had revenue of $1.2B, up 6% from the second quarter. The quarter on quarter growth is driven by higher embedded revenue and well as higher Intel Mobile Communications (IMC) revenue, formerly the Infineon wireless division. Year over year, the other Intel architecture group’s revenue was down 14%.

The Software and Services Group had revenue of $588M, flat from the second quarter. Year over year, the Software and Services Group revenue was up 9%.

Gross Margin
Gross margin dollars were $8.5B, flat when compared to the second quarter.  Gross margin of 63.3% was flat when compared to the second quarter and up 1.3 points when compared to the midpoint of the revised Outlook provided on September 7th.

Gross Margin Reconciliation: Q2’12 to Q3’12 (63.4% to 63.3%, approximately flat)
[note: point attributions are approximate]
•	+ 1.5 points:	Lower platform** unit cost
•	- 1.0 point:	Higher other cost of sales
•	- 0.5 point:	Lower platform** average selling prices

Gross Margin Reconciliation: Original Q3’12 Outlook  to Q3’12 (63% +/- couple points to 63.3%, approximately flat)
[note: point attributions are approximate]
•	+ 1.0 point:	Lower platform** unit cost
•	- 1.0 point:	Lower platform** unit volumes

Gross Margin Reconciliation: Q3’12 Revised Outlook provided on September 7th  to Q3’12 (62.0% +/- a point to 63.3%, up 1.3 points)
Gross margin was up primarily due to lower platform** unit costs.

**PC Client Group and Data Center Group microprocessors and chipsets

Gross Margin Reconciliation: Q3’11 to Q3’12 (63.4% to 63.3%, approximately flat)
When comparing to the third quarter from a year ago, gross margin was flat.

Spending
Spending for R&D and MG&A was $4.6B, flat from the second quarter and in line with the Outlook provided in July. R&D and MG&A as a percentage of revenue was 34.2%, flat from the second quarter.  Depreciation was $1.6B, in line with our Outlook.

Amortization of acquisition related intangibles was $74M.

Other Income Statement Items
Gains and losses on equity investments and interest and other income was a net gain of $80M, lower than the $102M gain in the second quarter and up from our Outlook of a net gain/loss of zero. Relative to our Outlook the third quarter gains were higher primarily on the sale of equity securities.

The provision for taxes in the third quarter was at a 24% tax rate, lower than our Outlook of 28% driven by lower income in high tax jurisdictions.

Balance Sheet and Cash Flow Items
Cash flow from operations in the third quarter was approximately $5.1B. On the balance sheet, total cash investments^^ ended the quarter at $10.5B, down $3.2B from the second quarter. During the third quarter, we paid approximately $1.1B in dividends, purchased $2.9B in capital assets, repurchased $1.2B in stock, and closed our $3.2B strategic equity investment in ASML Holding, N.V. Total inventories were up $415M as PC volume shipments finished lower than originally expected in the third quarter. More than all of the increase was driven by Ivy Bridge, partially offset by the reduction in inventory of older generation products.

Other Items
The total number of employees was up 2K from the second quarter to 105K.

Diluted shares outstanding decreased by 46M shares from the second quarter and decreased by 187M shares from the third quarter a year ago.

^^ Cash and cash equivalents, short-term investments, and marketable debt instruments included in trading assets

Q4 2012 Outlook

Intel’s Business Outlook does not include the potential impact of any business combinations, asset acquisitions, divestitures or other investments that may be completed after October 16th.The midpoint of the forecast ranges will be referred to when making comparisons to specific periods.

Revenue
Revenue is expected to be $13.6B, plus or minus $500M in the fourth quarter. The midpoint of this range would be an increase of 1% from the third quarter. This slight increase in revenue in the fourth quarter reflects the caution we are seeing in the order patterns of our customers as a result of concerns about the global economic environment, ongoing consumer softness in mature markets, and a slowing enterprise market segment.

Gross Margin
Gross margin in the fourth quarter is expected to be 57%, plus or minus a couple points, down 6.3 points from the third quarter. In response to the reductions in our demand forecast we are significantly reducing factory loadings in the fourth quarter, resulting in a forecast of approximately $500M in underutilization charges.

Gross Margin Reconciliation: Q3’12 to Q4’12 Outlook (63.3% to 57% +/- a couple points)
•	- 4.5 points:	Higher other cost of sales (primarily excess capacity charges)
•	- 1.5 points:	Higher inventory write-offs (primarily our next generation micro-architecture product, code-named Haswell, built prior to qualification for sale)

On a Non-GAAP* basis, excluding the amortization of acquisition-related intangibles, Q4’12 gross margin is forecasted to be approximately 58% plus or minus a couple points.

Spending
Spending for R&D and MG&A in the fourth quarter is expected to be approximately $4.5B, down slightly from $4.6B in the third quarter. The decrease is driven by lower profit dependent spending.

Depreciation is forecasted to be approximately $1.6B, flat from the third quarter.

Amortization of acquisition-related intangibles is forecasted to be approximately $75M.

Other Income Statement Items
Gains and losses from equity investments and interest and other income are expected to be approximately $75M, compared to a net gain of $80M in the third quarter.

Balance Sheet and Cash Flow Items
Capital spending for 2012 is now expected to be $11.3B plus or minus $300M, down from our July forecast of $12.5B, plus or minus $400M.  In response to the current demand environment, we are redirecting equipment and space to 14nm from older generation technologies, decreasing the amount of capital spending required in 2012.

As a result of fourth quarter sales and a reduction in factory loadings in the fourth quarter we expect total inventories to decline by approximately $0.5B in the fourth quarter.

*See the explanation of non-GAAP measures and the reconciliation to the most directly comparable GAAP financial measure on pages 7-8
**PC Client Group and Data Center Group microprocessors and chipsets

Risk Factors
The above statements and any others in this document that refer to plans and expectations for the fourth quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should” and their variations identify forward-looking statements. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the company’s expectations.

•
Demand could be different from Intel's expectations due to factors including changes in business and economic conditions, including supply constraints and other disruptions affecting customers; customer acceptance of Intel’s and competitors’ products; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers. Uncertainty in global economic and financial conditions poses a risk that consumers and businesses may defer purchases in response to negative financial events, which could negatively affect product demand and other related matters.

•
Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Revenue and the gross margin percentage are affected by the timing of Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; and Intel’s ability to respond quickly to technological developments and to incorporate new features into its products.

•
The gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; start-up costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; product manufacturing quality/yields; and impairments of long-lived assets, including manufacturing, assembly/test and intangible assets.

•
The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

•
Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments; interest rates; cash balances; and changes in fair value of derivative instruments.  The majority of our marketable equity security portfolio balance is concentrated in ASML Holding, N.V, and declines in value could result in impairment charges, impacting gains or losses on equity securities.

•
Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

•
Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel's products and the level of revenue and profits.

•	Intel’s results could be affected by the timing of closing of acquisitions and divestitures.
•
Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, disclosure and other issues, such as the litigation and regulatory matters described in Intel's SEC reports. An unfavorable ruling could include monetary damages or an injunction prohibiting Intel from manufacturing or selling one or more products, precluding particular business practices, impacting Intel’s ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the company’s most recent Form 10-Q and report on Form 10-K.

Intel, the Intel logo, Intel Atom, and Ultrabook are trademarks of Intel Corporation in the United States and other countries. Other names and brands may be claimed as the property of others.

INTEL CORPORATION
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this document contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our expectations for future results. The non-GAAP financial measures disclosed by the company exclude the amortization of acquisition-related intangible assets, as well as the related income tax effect. Amortization of acquisition-related intangible assets consists of the amortization of developed technology, trade names, and customer relationships acquired in connection with business combinations. We record charges relating to the amortization of these intangibles in our GAAP financial statements. Amortization charges for our acquisition-related intangible assets are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions. Consequently, our non-GAAP adjustment excludes these charges to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The non-GAAP financial measures disclosed by the company have limitations and should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP, and the financial results prepared in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for period to period comparisons in our budget, planning and evaluation processes, and to show the reader how our performance compares to other periods.

	(In millions, except per share amounts)
	Three Months Ended		Nine Months Ended
	Sept 29,	Oct 1,	Sept 29,	Oct 1,
	2012	2011	2012	2011

GAAP GROSS MARGIN	$8,515	$9,018	$25,334	$24,805
Adjustment for the amortization of acquisition-related intangibles	141	135	420	345
NON-GAAP GROSS MARGIN	$8,656	$9,153	$25,754	$25,150

GAAP GROSS MARGIN PERCENTAGE	63.3%	63.4%	63.6%	61.8%
Adjustment for the amortization of acquisition-related intangibles	1.0%	0.9%	1.0%	0.9%
NON-GAAP GROSS MARGIN PERCENTAGE	64.3%	64.3%	64.6%	62.7%

GAAP OPERATING INCOME	$3,841	$4,785	$11,483	$12,878
Adjustment for the amortization of acquisition-related intangibles	215	211	653	533
NON-GAAP OPERATING INCOME	$4,056	$4,996	$12,136	$13,411

GAAP NET INCOME	$2,972	$3,468	$8,537	$9,582
Adjustment for:
Amortization of acquisition-related intangibles	215	211	653	533
Income tax effect	(72)	(45)	(219)	(114)
NON-GAAP NET INCOME	$3,115	$3,634	$8,971	$10,001

GAAP DILUTED EARNINGS PER COMMON SHARE	$0.58	$0.65	$1.65	$1.75
Adjustment for:
Amortization of acquisition-related intangibles	0.04	0.04	0.13	0.10
Income tax effect	(0.02)	(0.01)	(0.05)	(0.02)
NON-GAAP DILUTED EARNINGS PER COMMON SHARE	$0.60	$0.68	$1.73	$1.83

INTEL CORPORATION
SUPPLEMENTAL RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Set forth below is a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. The non-GAAP financial measure disclosed by the company has limitations and should not be considered a substitute for, or superior to, the financial measure prepared in accordance with GAAP, and the financial outlook prepared in accordance with GAAP and the reconciliations from this outlook should be carefully evaluated. Please refer to "Supplemental Reconciliation of GAAP to non-GAAP Results" in this document for a detailed explanation of the adjustment made to the comparable GAAP measures, the ways management uses the non-GAAP measures, and the reasons why management believes the non-GAAP measures provide useful information for investors.

	Q4 2012 Outlook
GAAP GROSS MARGIN PERCENTAGE	57%	+/- a couple percentage points
Adjustment for the amortization of acquisition-related intangibles	1%
NON-GAAP GROSS MARGIN PERCENTAGE	58%	+/- a couple percentage points